EXHIBIT 10.6

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is made and entered into as of July 22, 2022 (the “Effective Date”) by and between TF Tech Ventures, Inc., a Delaware corporation (“Buyer” or “Licensor”) and CURE Pharmaceutical Corporation, a California corporation (“Seller”), and CURE Pharmaceutical Holding Corp., a Delaware corporation (“Parent”, together with Seller, “Licensees”, and each a “Licensee”) (Licensor and Licensees each a “Party” and collectively, the “Parties”). Capitalized terms not defined in this Agreement will have the meaning specified in the Purchase Agreement (defined below).

RECITALS

WHEREAS, Licensor and Seller are Parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby Licensor purchased from Seller certain trademarks, tradenames and brand names and logos (“Purchased Marks”) related to the Business;

WHEREAS, under Section 5.04 of the Purchase Agreement, Buyer agreed to allow Seller, Parent, and their Affiliates to continue to use the Purchased Marks during the Transitional Period to allow for both the performance of the services to be performed by Seller pursuant to the Transition Services Agreement and for an orderly wind-down of use of the Purchased Marks and rebranding by Seller, Parent, and their Affiliates;

WHEREAS, Licensees desire to obtain from Licensor and Licensor desires to grant to Licensees a license to use the Purchased Marks for a limited period of time under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below, and for other good and valuable consideration as set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. License. Licensor hereby grants to Licensees and their Affiliates as of the Effective Date a fully paid-up, non-assignable, non-transferrable, non-sublicensable, and limited license (“License”) to use the Purchased Marks (“Licensed Marks”) during the Transitional Period. A list of the Licensed Marks is set forth on Exhibit A to this Agreement. Domain names that reference the Purchased Marks may remain active for a period of time in accordance with Section 5.04(c) of the Purchase Agreement.

2. Use of Licensed Marks. Licensees agree to use, and shall ensure their Affiliates use, the Licensed Marks only in connection with: the corporate and business names and tradenames of Seller, Parent, and their Affiliates; and Business Materials that are not associated with product packaging, labeling, promotional, or marketing materials except for purposes of providing the Services (as defined in the Transition Services Agreement). Licensees and their Affiliates shall use the Licensed Marks (a) only in the same form and manner as they were used in the Business immediately prior to Closing, (b) shall not modify the Licensed Marks or any Business Materials containing the Licensed Marks in any respect, and (c) at Licensor’s reasonable request, shall provide appropriate documentation to confirm compliance with the foregoing. Except to the extent necessary to perform the Services pursuant to the Transition Services Agreement, Licensees and their Affiliates shall not use the Licensed Marks in connection with the distribution, sale, promotion, marketing, or advertising of any product. Licensees shall not use, and shall ensure their Affiliates do not use, the Licensed Marks in any manner that tarnishes, degrades, disparages, or reflects adversely on the Licensed Marks. Licensees shall ensure that all uses by Licensees and their Affiliates comply with applicable laws and regulations. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the Purchase Agreement shall restrict Licensees and their Affiliates’ (i) sale, promotion, marketing, or advertising of their inventory that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure”, or (ii) use of packaging that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure” on future products that they might purchase form Buyer in accordance with the relevant terms of such purchase(s).

3. Effect of Termination. Except as set forth in Section 2 with respect to Inventory, upon the expiration of the Transitional Period, Licensees and their Affiliates shall immediately cease all use of the Licensed Marks.

4. Enforcement. Licensees shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Marks by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement). Licensees shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor’s expense, in connection with any such action or proceeding.

5. Confidentiality. Each Party acknowledges that in connection with this Agreement it may gain access to information that is treated as confidential by the other Party, including information about the other Party’s business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (“Confidential Information”). Each Party shall not disclose or use any Confidential Information of the other Party for any purpose other than as reasonably necessary to exercise its rights or perform its obligations under this Agreement; provided that each Party may disclose Confidential Information to the limited extent required to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order.

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6. Warranties and Indemnification.

6.1 Warranties. Licensor makes no representations or warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use of Licensed Marks by Licensees.

6.2 Indemnification. Licensees shall, jointly and severally, fully indemnify, defend, and hold harmless Licensor and its Affiliates and their respective directors, officers, agents, representatives, employees, dealers, licensees, licensing agents, and distributors (“Licensor Indemnified Parties”), from any and all losses, damages, expenses, liabilities, judgments, penalties, and costs (including reasonable attorneys’ fees and costs) asserted against or incurred by the Licensor Indemnified Parties with respect to any and all third party claims, actions or suits against them arising out of: (i) any breach of any term of this Agreement by Licensees; or (ii) Licensees’ use of Licensed Marks.

6. General Provisions

6.1 Amendments and Waiver. This Agreement may be amended only by a written instrument executed by the Parties or their respective successors or permitted assigns. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

6.2 Severability. If any provision of this Agreement (or any portion hereof) or the application of any such provision (or any portion thereof) or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible. Notwithstanding this Section, in the event that any restriction in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that the scope of such restriction may be judicially modified accordingly in any proceeding brought to enforce such restriction.

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6.3 Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, and addressed to the other Party at its address set out on the signature page to this Agreement (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid).

6.4 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile signature or by other electronic means, such as portable document format (.pdf) file) and each counterpart shall be deemed to be an original.

6.5 Construction. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

6.6 Entire Agreement. The Recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement, the Purchase Agreement, the Letter Agreement, dated as of the date hereof, by and between Parent and Buyer, and the Transition Services Agreement constitutes the entire agreement among the Parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between the Parties with respect to the subject matter hereof and thereof.

6.7 Remedies Not Exclusive. All remedies specified herein shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

[signature page follows]

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IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives who are authorized to bind the respective Parties.

TF Tech Ventures, Inc.			CURE Pharmaceutical Corporation

By:	/s/ C.A. Preston	By:	/s/ Robert Davidson
Name:	C.A. Preston	Name:	Robert Davidson
Title:	CEO and President	Title:	CEO

Address for Notices:		Address for Notices:
1620 Beacon Place		5805 Sepulveda Blvd., #801
Oxnard, CA 93033		Van Nuys, CA 91411

CURE Pharmaceutical Holding Corp.

		By:	/s/ Robert Davidson
		Name:	Robert Davidson
		Title:	CEO

Address for Notices: 5805 Sepulveda Blvd., #801 Van Nuys, CA 91411

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EXHIBIT A

Licensed Marks

Trademark	Registration No.
C CURE PHARMACEUTICAL The mark consists of the word “C CURE PHARMACEUTICAL” in a stylized font with the letter “C” connected by varying shades to form a circle.	U.S. Registration No. 5708591
Logo The mark consists of a stylized letter “C.” The two ends of the “C” are connected by varying shades to form a circle.	U.S. Registration No. 5708589
CUREFILM The mark consists of standard characters, without claim to any particular font style, size, or color.	U.S. Registration No. 5690125
DELIVERING THE PROMISE OF HEALTHIER LIVES The mark consists of standard characters, without claim to any particular font style, size, or color.	U.S. Registration No. 6008699
CURE PHARMACEUTICAL The mark consists of standard characters, without claim to any particular font style, size, or color.	U.S. Registration No. 5708588

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And the following unregistered trademarks:

1.    Powered by CURE

2.    CUREdots

3.    CUREcream

4.    CUREpods

5.    CUREdrops

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